Exhibit 3.2

FORM OF

ARTICLES OF AMENDMENT OF

BROADSTONE NET LEASE, INC.

BROADSTONE NET LEASE, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the MARYLAND GENERAL CORPORATION LAW (the “MGCL”).

SECOND: The Charter of the Corporation is hereby amended by deleting therefrom the first two sentences of Section 6.1 of Article VI and inserting, in lieu thereof, immediately after the heading “Section 6.1. Authorized Shares,” the following two sentences:

“The total number of shares of Capital Stock that the Corporation shall have authority to issue is 520,000,000, of which (i) 500,000,000 shares shall be designated as common stock, $0.001 par value per share (“Common Stock”), and 20,000,000 shares shall be designated as preferred stock, $0.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of Capital Stock having par value is $520,000.”

Except as set forth in this Article SECOND, no other changes, modifications or amendments have been made to Section 6.1, Article VI of the Charter.

THIRD: The amendment to the Charter as set forth in Article SECOND above was approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL and Section 6.1 of Article VI of the Charter to be made without any action by the stockholders of the Corporation.

FOURTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment of the Charter was 100,000,000 shares of stock, consisting of 80,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. The aggregate par value of all authorized shares of stock having par value was $100,000.

FIFTH: The total number of shares of stock which the Corporation has authority to issue pursuant to this amendment of the Charter is 520,000,000 shares of stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share. The aggregate par value of all authorized shares of stock having par value is $520,000.

SIXTH: The information required by Section 2-607(b)(2)(i) of the MGCL was not changed by the foregoing amendments of the Charter.

SEVENTH: These Articles of Amendment shall be effective at 5:01 p.m. Eastern Time on                          , 2020.

EIGHTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this      day of                     , 2020.

Attest:	BROADSTONE NET LEASE, INC.

By:	By:
John D. Moragne EVP, Chief Operating Officer, and Secretary	Christopher J. Czarnecki Chief Executive Officer and President

[Signature page to Broadstone Net Lease, Inc.

Articles of Amendment]